Exhibit 5.1

650 Town Center Drive, 20th Floor Costa Mesa, California 92626-1925 Tel: +1.714.540.1235 Fax: +1.714.755.8290 www.lw.com

FIRM / AFFILIATE OFFICES
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November 21, 2025

Opendoor Technologies Inc.
410 N. Scottsdale Road, Suite 1000
Tempe, AZ 85288

Re:	Registration Statement on Form S-3 (Registration No. 333-279080)

To the addressee set forth above:

We have acted as special counsel to Opendoor Technologies Inc., a Delaware corporation (the “Company”), in connection with the proposed issuance of up to 99,295,146 shares of Company’s common stock, par value $0.0001 per share (the “Warrant Shares”), issuable upon the exercise of the Company’s Series K warrants, Series A warrants and Series Z warrants (each, a “Warrant” or collectively, the “Warrants”). The Warrant Shares are included in a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on May 2, 2024 (Registration No. 333-279080) (as amended, the “Registration Statement”) and are being offered pursuant to a base prospectus dated May 2, 2024 (the “Base Prospectus”) and a prospectus supplement dated November 21, 2025, filed with the Commission pursuant to Rule 424(b) under the Act (together with the Base Prospectus, the “Prospectus”). The Warrants are being issued pursuant to that certain Warrant Agreement, dated as of November 21, 2025 (the “Warrant Agreement”), between the Company and Equiniti Trust Company, LLC, as warrant agent. This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the Prospectus, other than as expressly stated herein with respect to the issuance of the Warrant Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware (the “DGCL”), and we express no opinion with respect to any other laws.

November 21, 2025

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Warrant Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the Warrant holders, and have been issued by the Company against payment therefor (not less than par value) in the circumstances contemplated by the Warrants and the Warrant Agreement, as applicable, the issuance of the Warrant Shares will have been duly authorized by all necessary corporate action of the Company and the Warrant Shares will be validly issued, fully paid and nonassessable. In rendering the foregoing opinion, we have assumed that (i) the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL, (ii) the Warrants and the Warrant Agreement have been duly executed and delivered by the Company and constitute valid and legally binding obligations and (iii) upon the issuance of any of the Warrant Shares, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under its certificate of incorporation and by the board of directors of the Company in connection with the offering contemplated by the Registration Statement and the Prospectus. This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act.  We consent to your filing this opinion as an exhibit to the Company’s Current Report on Form 8-K dated November 21, 2025 and to the reference to our firm contained in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Latham & Watkins LLP